Schedule 13D                                        ----------------------------
Cusip No. 552691107                                        OMB APPROVAL
                                                    ----------------------------
                                                    OMB Number:      3235-0145
                                                    Expires:   December 31, 2005
                                                    Estimated average burden
                                                    hours per response...... 11
                                                    ----------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                                    MCI, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    552691107
                                 --------------
                                 (CUSIP Number)

               MatlinPatterson Global Opportunities Partners L.P.
          MatlinPatterson Global Opportunities Partners (Bermuda) L.P.
                         MatlinPatterson Phoenix SPV LLC
                       MatlinPatterson Global Advisers LLC
                       MatlinPatterson Global Partners LLC
                      MatlinPatterson Asset Management LLC
                               MatlinPatterson LLC
                                Mark R. Patterson
                                 David J. Matlin
                            (Name of Persons Filing)

                                  Robert Weiss
                       MatlinPatterson Global Advisers LLC
                               520 Madison Avenue
                            New York, New York 10022
                            Telephone: (212) 651-9525

            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                 August 27, 2004
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-l(e), 13d-l(f) or 13d-l(g), check the following box [ ]

         Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent. The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes)

Schedule 13D
Cusip No. 552691107

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
               MatlinPatterson Global Opportunities Partners L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
              AF, WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
--------------------------------------------------------------------------------
         SHARES BENEFICIALLY OWNED       7        SOLE VOTING POWER
          BY EACH REPORTING PERSON                               0
                  WITH
--------------------------------------------------------------------------------
                                         8        SHARED VOTING POWER
                                                        11,327,645

--------------------------------------------------------------------------------
                                         9        SOLE DISPOSITIVE POWER
                                                                 0

--------------------------------------------------------------------------------
                                         10       SHARED DISPOSITIVE POWER
                                                        11,327,645

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           11,327,645
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES                                                [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           3.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
                  PN
--------------------------------------------------------------------------------

Schedule 13D
Cusip No. 552691107

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) MatlinPatterson Global Opportunities Partners (Bermuda) L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
              AF, WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Bermuda
--------------------------------------------------------------------------------
         SHARES BENEFICIALLY OWNED       7        SOLE VOTING POWER
          BY EACH REPORTING PERSON                               0
                  WITH
--------------------------------------------------------------------------------
                                         8        SHARED VOTING POWER
                                                         3,947,143

--------------------------------------------------------------------------------
                                         9        SOLE DISPOSITIVE POWER
                                                                 0

--------------------------------------------------------------------------------
                                         10       SHARED DISPOSITIVE POWER
                                                         3,947,143

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            3,947,143
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES                                                [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                            1.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
                  PN
--------------------------------------------------------------------------------

Schedule 13D
Cusip No. 552691107

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) MatlinPatterson Phoenix SPV LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
              AF, WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
--------------------------------------------------------------------------------
         SHARES BENEFICIALLY OWNED       7        SOLE VOTING POWER
          BY EACH REPORTING PERSON                               0
                  WITH
--------------------------------------------------------------------------------
                                         8        SHARED VOTING POWER
                                                           518,362

--------------------------------------------------------------------------------
                                         9        SOLE DISPOSITIVE POWER
                                                                 0

--------------------------------------------------------------------------------
                                         10       SHARED DISPOSITIVE POWER
                                                           518,362

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            518,362
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES                                                [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                            0.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
                  OO
--------------------------------------------------------------------------------

Schedule 13D
Cusip No. 552691107

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) MatlinPatterson Global Advisers LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
              AF, WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
--------------------------------------------------------------------------------
         SHARES BENEFICIALLY OWNED       7        SOLE VOTING POWER
          BY EACH REPORTING PERSON                               0
                  WITH
--------------------------------------------------------------------------------
                                         8        SHARED VOTING POWER
                                                        15,793,150

--------------------------------------------------------------------------------
                                         9        SOLE DISPOSITIVE POWER
                                                                 0

--------------------------------------------------------------------------------
                                         10       SHARED DISPOSITIVE POWER
                                                        15,793,150

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         15,793,150
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES                                                [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                         4.9%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
                  IA
--------------------------------------------------------------------------------

Schedule 13D
Cusip No. 552691107

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         David J. Matlin
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
              AF, WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
--------------------------------------------------------------------------------
         SHARES BENEFICIALLY OWNED       7        SOLE VOTING POWER
          BY EACH REPORTING PERSON                               0
                  WITH
--------------------------------------------------------------------------------
                                         8        SHARED VOTING POWER
                                                        15,793,150

--------------------------------------------------------------------------------
                                         9        SOLE DISPOSITIVE POWER
                                                                 0

--------------------------------------------------------------------------------
                                         10       SHARED DISPOSITIVE POWER
                                                        15,793,150

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         15,793,150
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES                                                [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                         4.9%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
                  IN
--------------------------------------------------------------------------------

Schedule 13D
Cusip No. 552691107

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Mark P. Patterson
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
              AF, WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
--------------------------------------------------------------------------------
         SHARES BENEFICIALLY OWNED       7        SOLE VOTING POWER
          BY EACH REPORTING PERSON                               0
                  WITH
--------------------------------------------------------------------------------
                                         8        SHARED VOTING POWER
                                                        15,793,150

--------------------------------------------------------------------------------
                                         9        SOLE DISPOSITIVE POWER
                                                                 0

--------------------------------------------------------------------------------
                                         10       SHARED DISPOSITIVE POWER
                                                        15,793,150

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         15,793,150
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES                                                [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                         4.9%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
                  IN
--------------------------------------------------------------------------------

Schedule 13D
Cusip No. 552691107

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) MatlinPatterson Global Partners LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
              AF, WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
--------------------------------------------------------------------------------
         SHARES BENEFICIALLY OWNED       7        SOLE VOTING POWER
          BY EACH REPORTING PERSON                               0
                  WITH
--------------------------------------------------------------------------------
                                         8        SHARED VOTING POWER
                                                        15,793,150

--------------------------------------------------------------------------------
                                         9        SOLE DISPOSITIVE POWER
                                                                 0

--------------------------------------------------------------------------------
                                         10       SHARED DISPOSITIVE POWER
                                                        15,793,150

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         15,793,150
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES                                                [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                         4.9%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
                  HC
--------------------------------------------------------------------------------

Schedule 13D
Cusip No. 552691107

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) MatlinPatterson Asset Management LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
              AF, WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
--------------------------------------------------------------------------------
         SHARES BENEFICIALLY OWNED       7        SOLE VOTING POWER
          BY EACH REPORTING PERSON                               0
                  WITH
--------------------------------------------------------------------------------
                                         8        SHARED VOTING POWER
                                                        15,793,150

--------------------------------------------------------------------------------
                                         9        SOLE DISPOSITIVE POWER
                                                                 0

--------------------------------------------------------------------------------
                                         10       SHARED DISPOSITIVE POWER
                                                        15,793,150

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         15,793,150
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES                                                [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                         4.9%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
                  HC
--------------------------------------------------------------------------------

Schedule 13D
Cusip No. 552691107

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) MatlinPatterson LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
              AF, WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
--------------------------------------------------------------------------------
         SHARES BENEFICIALLY OWNED       7        SOLE VOTING POWER
          BY EACH REPORTING PERSON                               0
                  WITH
--------------------------------------------------------------------------------
                                         8        SHARED VOTING POWER
                                                        15,793,150

--------------------------------------------------------------------------------
                                         9        SOLE DISPOSITIVE POWER
                                                                 0

--------------------------------------------------------------------------------
                                         10       SHARED DISPOSITIVE POWER
                                                        15,793,150

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         15,793,150
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES                                                [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                         4.9%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
                  HC
--------------------------------------------------------------------------------

Schedule 13D
Cusip No. 552691107

INTRODUCTION.

                  This Amendment No. 3 to Schedule 13D Statement (this "Amendment No. 3") is filed on behalf of (i) MatlinPatterson Global Opportunities Partners L.P., ("Matlin Partners (Delaware)") a limited partnership organized under the laws of Delaware, MatlinPatterson Global Opportunities Partners (Bermuda) L.P. ("Matlin Partners (Bermuda)"), an exempt limited partnership organized under the laws of Bermuda, and MatlinPatterson Phoenix SPV LLC ("Matlin SPV") and collectively with Matlin Partners (Delaware) and Matlin Partners (Bermuda), "Matlin Partners"), a limited liability company organized under the laws of Delaware, (ii) MatlinPatterson Global Advisers LLC, ("Matlin Advisers") a limited liability company organized under the laws of Delaware, by virtue of their investment authority over securities held by Matlin Partners, (iii) MatlinPatterson Global Partners LLC, ("Matlin Global Partners") a limited liability company organized under the laws of Delaware, as general partner of Matlin Partners, (iv) MatlinPatterson Asset Management LLC, ("Matlin Asset Management") a limited liability company organized under the laws of Delaware, as the holder of all of the membership interests in Matlin Global Partners and Matlin Advisers, (v) MatlinPatterson LLC, ("MatlinPatterson") a limited liability company organized under the laws of Delaware, as the holder of all of the membership interests in Matlin Asset Management, (vi) and Mark Patterson and David Matlin each as a holder of 50% of the membership interests in MatlinPatterson (Matlin Partners (Delaware), Matlin Partners (Bermuda), Matlin SPV, Matlin Advisers, Matlin Global Partners, Matlin Asset Management, MatlinPatterson, Mark Patterson and David Matlin, collectively, the "Reporting Persons" and each a "Reporting Person"), for the purpose of amending and supplementing the statement on Schedule 13D originally filed on April 29, 2004 (the "Initial Statement") as amended by Amendment No. 1 to Schedule 13D filed on May 28, 2004 ("Amendment No. 1") as amended by Amendment No. 2 to Schedule 13D filed on July 14, 2004 ("Amendment No. 2", and together with the Initial Statement, Amendment No. 1 and this Amendment No. 3, the "Statement") for the purpose of disclosing the disposition of beneficial ownership of an aggregate 2,060,000 shares of Common Stock of the Issuer. As a result of such disposition, the Reporting Persons hold less than 5% of the outstanding Common Stock of the Issuer.

                  Capitalized terms used and not defined in this Amendment No. 3 shall have the meanings set forth in the Initial Statement.

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER

Item 5 of the Initial Statement is hereby amended and restated in its entirety as follows:

                  The information set forth in Item 3 is hereby incorporated by reference into this Item 5.

                  (a) As of the date hereof, Matlin Partners (Delaware), Matlin Partners (Bermuda) and Matlin SPV each is a direct beneficial owner of approximately 11,327,645, approximately 3,947,143 and 518,362 shares of Common Stock, respectively, and MatlinPatterson, Matlin Asset Management, Matlin Advisers, Matlin Global Partners, Mark R. Patterson and David J. Matlin are each an indirect beneficial owner of approximately 15,793,150 shares of Common Stock. The 15,793,150 shares of Common Stock represent approximately 4.9% of the

Schedule 13D
Cusip No. 552691107

Issuer's issued and outstanding shares of Common Stock. The 11,327,645 shares of Common Stock, 3,947,143 shares of Common Stock and 518,362 shares of Common Stock, represent approximately 3.5%, 1.2% and 0.2% of the Issuer's issued and outstanding shares of Common Stock, respectively.

                           (i)      Matlin Global Partners serves as General
Partner of Matlin Partners (Delaware), Matlin Partners (Bermuda) and Matlin SPV. By reason of such relationships, Matlin Global Partners may be deemed to beneficially own share the shares beneficially owned by Matlin Partners.

                           (ii)     Matlin Advisers serves as investment advisor
to Matlin Partners. By reason of such relationships, Matlin Advisers may be deemed to beneficially own the shares beneficially owned by Matlin Partners.

                           (iii)    Matlin Asset Management is the holder of all
of the membership interests in Matlin Global Partners and Matlin Advisers. By reason of such relationships, Matlin Asset Management may be deemed to beneficially own the shares beneficially owned by Matlin Partners.

                           (iv)     MatlinPatterson is the holder of all of the
membership interests in Matlin Asset Management. By reason of such relationship, MatlinPatterson may be deemed to beneficially own the shares beneficially owned by Matlin Partners.

                           (v)      Mark R. Patterson and David J. Matlin are
the holders of all of the membership interests in MatlinPatterson. By reason of such relationships, each of Mark Patterson and David Matlin may be deemed to share voting and dispositive power over the shares beneficially owned by Matlin Partners.

                  (b) Matlin Partners (Delaware), Matlin Partners (Bermuda) and Matlin SPV have shared power to vote and shared dispositive power of 11,327,645 shares of Common Stock, 3,947,143 shares of Common Stock and 518,362 shares of Common Stock, respectively. MatlinPatterson, Matlin Asset Management, Matlin Advisers, Matlin Global Partners, Mark R. Patterson and David J. Matlin each have shared power to vote and shared dispositive power of approximately 15,793,150 shares of Common Stock.

                  (c) Except as reported in this Statement, none of the Reporting Persons has effected any transaction in the Common Stock during the past 60 days.

                  (d) To the best knowledge of MatlinPatterson, Matlin Asset Management, Matlin Advisers and Matlin Global Partners with respect to the directors and executive officers named in this Statement, none of the persons
(i) beneficially owns any shares of Common Stock (other than in his or her capacity as a controlling member, executive officer or director of such corporation or limited liability company) or (ii) has the right to acquire any Common Stock owned by other parties.

                  (e) The filing of this Statement shall not be construed as an admission by any of the Reporting Persons that it is, for purposes of
Section 13(d) of the Exchange Act, the beneficial owner of shares of Common Stock owned by other parties.

Schedule 13D
Cusip No. 552691107

                  (f) Except as reported in this Statement, no other person is known to any of the Reporting Persons to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, any shares of the Common Stock held by the Reporting Persons.

                  (g) As of August 27, 2004, each of the Reporting Persons ceased to be the beneficial owner of five percent or more of the Common Stock of the Issuer and shall each cease to be a reporting person pursuant to this
Schedule 13D as of the effective date of this Amendment No. 3 and, absent future acquisitions which may increase their holdings back above the 5% threshold, no further Schedule 13-D's will be filed.

Schedule 13D
Cusip No. 552691107


                                    SIGNATURE

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.

Dated: August 27, 2004

                                        MATLINPATTERSON LLC

                                        By: /s/ MARK R. PATTERSON
                                            ------------------------------------
                                            Name:   Mark R. Patterson
                                            Title:  Member

                                        MATLINPATTERSON ASSET MANAGEMENT LLC

                                        By: /s/ MARK R. PATTERSON
                                            ------------------------------------
                                            Name:   Mark R. Patterson
                                            Title:  Chairman

                                        MATLINPATTERSON GLOBAL ADVISERS LLC

                                        By: /s/ MARK R. PATTERSON
                                            ------------------------------------
                                            Name:   Mark R. Patterson
                                            Title:  Chairman

                                        MATLINPATTERSON GLOBAL PARTNERS LLC

                                        By: /s/ MARK R. PATTERSON
                                            ------------------------------------
                                            Name:   Mark R. Patterson
                                            Title:  Director

                                        MATLINPATTERSON GLOBAL OPPORTUNITIES
                                        PARTNERS L.P.

                                        By: MatlinPatterson Global Partners LLC

                                        By: /s/ MARK R. PATTERSON
                                            ------------------------------------
                                            Name:   Mark R. Patterson
                                            Title:  Director

                                        MATLINPATTERSON GLOBAL OPPORTUNITIES
                                        PARTNERS (BERMUDA) L.P.

                                        By: MatlinPatterson Global Partners LLC

                                        By: /s/ MARK R. PATTERSON
                                            ------------------------------------
                                            Name:   Mark R. Patterson
                                            Title:  Director

Schedule 13D
Cusip No. 552691107


                                        MATLINPATTERSON PHOENIX SPV LLC

                                        By: MatlinPatterson Global Partners LLC

                                        By: /s/ MARK R. PATTERSON
                                            ------------------------------------
                                            Name:   Mark R. Patterson
                                            Title:  Director

                                        DAVID J. MATLIN

                                        By: /s/ DAVID J. MATLIN
                                            ------------------------------------
                                            Name:  David J. Matlin


                                        MARK R. PATTERSON

                                        By: /s/ MARK R. PATTERSON
                                            ------------------------------------
                                            Name:  Mark R. Patterson